Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Ameris Bancorp on Form S-4 of our report dated March 16, 2015 on the consolidated financial statements of Jacksonville Bancorp, Inc. and to the reference to us under the heading "Experts" in this prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida
December 4, 2015